Exhibit 10.1

FORM OF AMENDMENT NO. 4 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 4 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of February 16, 2024, by and between Energem Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on November 18, 2021, the Company consummated its initial public offering of units of the Company (the “Units”), each of which is composed of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company (such initial public offering hereinafter referred to as the “Offering”);

WHEREAS, $116,150,000 of the gross proceeds of the Offering and sale of the private placement warrants were delivered to the Trustee to be deposited and held in the segregated Trust Account located in the United States for the benefit of the Company and the holders of Ordinary Shares included in the Units issued in the Offering pursuant to the investment management trust agreement made effective as of November 18, 2020, by and between the Company and the Trustee (the “Original Agreement”);

WHEREAS, the Company previously sought the approval of the holders of its Ordinary Shares and holders of its Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), at an extraordinary general meeting to: (i) extend the date before which the Company must complete a business combination from November 18, 2022 to August 18, 2023 (or such earlier date as determined by the Company’s board of directors) (the “First Extension Amendment”), and (ii) extend the date before which the Company must complete a business combination from August 18, 2023 to February 18, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Second Extension Amendment”);

WHEREAS, the Company and the Trustee executed Amendment No. 3 to the Investment Management Trust Agreement on January 24, 2024 to instruct the Trustee and Citi Agency and Trust to liquidate the investments in the money market funds held in the Trust Account immediately and thereafter to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account at Citi;

WHEREAS, the Company has sought the approval of the holders of its Ordinary Shares and holders of its Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), at an extraordinary general meeting to: (i) extend the date before which the Company must complete a business combination from February 18, 2024 to August 18, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Extension Amendment”) and (ii) extend the date on which the Trustee must liquidate the Trust Account if the Company has not completed its initial business combination from February 18, 2024 to August 18, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Trust Amendment”);

WHEREAS, holders of a majority of at least two-thirds of the then issued and outstanding Ordinary Shares and Class B Ordinary Shares, voting together as a single class, approved the Extension Amendment and the Trust Amendment; and

WHEREAS, the parties desire to amend the Original Agreement to, among other things, reflect amendments to the Original Agreement contemplated by the Trust Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Trust Agreement. Section 1(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly following (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company and in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) August 18, 2024 (or such earlier date after February 18, 2024 as determined by the Company’s board of directors) and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s third amended and restated memorandum and articles of association, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date. It is acknowledged and agreed that there should be no reduction in the principal amount per share initially deposited in the Trust Account;”.

2. Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4. Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6. Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

ENERGEM CORP.

By:	/s/ Doris Wong
Name:	Doris Wong
Title:	Executive Officer